Exhibit 99.1

Edgewise Therapeutics Reports Fourth Quarter and Full Year 2022 Financial Results and Recent Business Highlights

– Advancing Phase 2 trials of EDG-5506 in Becker muscular dystrophy (BMD, CANYON) and Duchenne muscular dystrophy (DMD, LYNX); Initiated Phase 2 exercise challenge trial of EDG-5506 in Limb girdle muscular dystrophy 2i (LGMD2I), BMD and McArdle’s Disease (DUNE) –

– Initiated IND-enabling studies of EDG-7500, a novel sarcomere modulator for hypertrophic cardiomyopathy (HCM); Phase 1 start expected in 2H2023 –

– Cash, cash equivalents and marketable securities of $352 million as of December 31, 2022 –

BOULDER, Colo.--(BUSINESS WIRE)--February 23, 2023--Edgewise Therapeutics, Inc. (NASDAQ: EWTX), a clinical-stage biopharmaceutical company focused on developing orally bioavailable, targeted, small molecule therapies for the treatment of devastating muscle disorders, today reported financial results for the fourth quarter and full year of 2022 and recent business highlights.

“In 2022, we made significant progress advancing our LYNX, CANYON, ARCH and DUNE clinical trials, notably with the 6-month data from the ARCH open label study in individuals with BMD, which reinforces our confidence behind EDG-5506. Moreover, our discovery platform continues to yield differentiated precision medicines, exemplified by EDG-7500, a novel sarcomere modulator for HCM which has entered IND-enabling studies,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “In 2023, we see continued momentum for our growing pipeline, including a planned 12-month BMD readout from our ARCH open label study, interim DMD data from our Phase 2 LYNX trial, a potentially registration-enabling cohort in CANYON and a Phase 1 trial for EDG-7500 in HCM.”

Recent Highlights

Advancing CANYON Clinical Trial of EDG-5506 in Individuals with BMD
The Company is continuing to advance the CANYON clinical trial evaluating EDG-5506 in individuals with BMD. CANYON will assess the effect of EDG-5506 over a 12-month period on safety, pharmacokinetics (PK), biomarkers such as creatine kinase (CK) and fast skeletal muscle troponin I, fat fraction as measured by muscle MRI and functional measures in individuals with BMD aged 12 to 50 years. This placebo-controlled trial is anticipated to recruit approximately 66 individuals at up to 14 sites in the United States, United Kingdom and Netherlands. The Company expects to amend the CANYON study to include a potentially registration-enabling cohort in the second half of 2023. Go to clinicaltrials.gov to learn more about this trial (NCT05291091).

Advancing LYNX Phase 2 Clinical Trial of EDG-5506 in Children with DMD
The Company is continuing to advance the LYNX Phase 2 clinical trial of EDG-5506 in children with DMD. LYNX is a placebo-controlled trial to assess the effect of three doses of EDG-5506 over 12 weeks on safety, PK and biomarkers of muscle damage. Approximately 27 children with DMD aged 4 to 9 years on stable corticosteroids are expected to be enrolled at up to 14 sites across the United States. Participants will then continue in an open-label extension portion of the trial for a total of 12 months to gain further insights into safety and functional measures. Importantly, this trial is designed to identify the doses of EDG-5506 that have the potential to reduce biomarkers of muscle damage and provide functional benefit to patients in a Phase 3 trial. The Company expects to report Phase 2 interim data in the fourth quarter of 2023. Go to clinicaltrials.gov to learn more about this trial (NCT05540860).

Advancing ARCH Open Label Study of EDG-5506 in Adults with BMD
The Company is continuing to advance the ARCH open label study evaluating EDG-5506 in 12 adult males with BMD. The study is evaluating escalating doses of EDG-5506 administered daily over 12 months. Safety, PK, changes in biomarkers of muscle damage such as CK and fast skeletal muscle troponin I, measures of function with NSAA and NSAD, time function tests and patient-reported outcomes are being evaluated. The Company expects to report 12-month results in the second quarter of 2023. Go to clinicaltrials.gov to learn more about this study (NCT05160415).

Initiated DUNE Phase 2 Trial of EDG-5506 in Adults with LGMD2I, BMD and McArdle Disease
The Company initiated the DUNE Phase 2 exercise challenge study, to evaluate the effect of EDG-5506 on biomarkers of muscle damage following exercise in adults with LGMD2I, BMD or McArdle disease at a single site in Denmark. The placebo-controlled study is expected to enroll 36 participants for 16 weeks, then continue to an open label extension to 52 weeks.

Advancing EDG-7500, a First-In-Class Sarcomere Modulator for HCM
The Company selected clinical candidate EDG-7500, a first-in-class oral, selective, sarcomere modulator for HCM. The compound is designed to slow contraction velocity and improve impaired cardiac relaxation, hallmarks of HCM. This novel mechanism is anticipated to have a broader therapeutic index relative to direct cardiac myosin inhibition. The Company is advancing the compound through IND-enabling studies with plans to initiate a Phase 1 trial in the second half of 2023. EDG-7500 is a result of Edgewise’s robust discovery platform that is yielding novel compounds targeting important unmet needs of patients suffering from inherited disorders of cardiac and skeletal muscle. Preclinical data of EDG-7500 support activity in both obstructive HCM and non-obstructive HCM with minimal changes in left ventricle ejection fraction (LVEF). Further, EDG-7500’s novel mechanism of action supports investigating fixed dose regimens. In January 2023, the Company introduced the program during an investor event, sharing a scientific overview and clinical development plans for EDG-7500. A replay of the event and presentation slides can be found on the Edgewise website here.

Strengthened Engagement with Muscular Dystrophy Patient Communities
Leadership discussed and answered questions about the Company’s clinical trials in DMD and BMD during patient community webinars hosted by the Jett Foundation and the Muscular Dystrophy Association. The Company continues to sponsor and participate in numerous patient-focused events hosted by patient advocacy organizations.

Fourth Quarter and Full Year 2022 Financial Results

Cash, cash equivalents and marketable securities were $352 million as of December 31, 2022.

Research and development (R&D) expenses were $16.6 million for the fourth quarter 2022, compared to $13.9 million for the immediately preceding quarter. The increase of $2.7 million was primarily driven by $1.6 million of higher employee-related costs to support the overall growth of the Company’s research and development efforts, $1.3 million of higher expenses related to the EDG-5506 program due to increased activity from the Phase 2 trials in DMD and BMD which was partially offset by a decrease in drug discovery costs of $0.2 million.

General and Administrative (G&A) expenses were $5.5 million for the fourth quarter 2022, compared to $4.4 million for the immediately preceding quarter. The increase of $1.1 million was primarily due to $0.8 million of higher employee-related costs and $0.3 million of increased professional and consulting and other administrative costs.

Net loss and net loss per share for the fourth quarter of 2022 was $19.4 million or $0.31 per share, compared to $17.5 million or $0.34 per share for the immediately preceding quarter.

About EDG-5506
EDG-5506 is an orally administered small molecule designed to prevent muscle damage induced by mechanical stress in dystrophinopathies including DMD and BMD. EDG-5506 presents a novel mechanism of action designed to selectively limit the exaggerated muscle damage caused by the absence or loss of functional dystrophin. By impacting the progressive muscle damage that leads to functional impairment, EDG-5506 has the potential to benefit a broad range of patients suffering from debilitating rare neuromuscular disorders. It is anticipated to be used as a single agent therapy, but it may also provide an additional benefit in combination with available therapies and therapies currently in development. In August 2021, the U.S. Food and Drug Administration (FDA) granted Fast Track designation to EDG-5506 for the treatment of individuals with BMD.

The Company has completed a Phase 1 clinical trial of EDG-5506 designed to evaluate safety, tolerability, PK and pharmacodynamics of EDG-5506 in adult healthy volunteers (Phase 1a) and in adults with BMD (Phase 1b) (NCT04585464). In ARCH, an open-label, single-center trial (NCT05160415) assessing long-term safety and PK, decreases in biomarkers of muscle damage and improvements in NSAA have been observed. CANYON, a Phase 2 trial (NCT05291091), is assessing safety, PK, biomarkers and functional measures in participants with BMD. LYNX, a Phase 2 trial (NCT05540860), is assessing safety, PK and biomarkers of muscle damage in participants with DMD.

About Edgewise Therapeutics
Edgewise Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of innovative treatments for severe, rare neuromuscular and cardiac disorders for which there is significant unmet medical need. Guided by its holistic drug discovery approach to targeting the muscle as an organ, Edgewise has combined its foundational expertise in muscle biology and small molecule engineering to build its proprietary, muscle-focused drug discovery platform. Edgewise’s platform utilizes custom-built high throughput and translatable systems that measure integrated muscle function in whole organ extracts to identify small molecule precision medicines regulating key proteins in muscle tissue. The Company’s lead candidate, EDG-5506, an investigational orally administered small molecule designed to protect injury-susceptible fast skeletal muscle fibers in dystrophinopathies, is advancing in multiple clinical trials in individuals with Duchenne, Becker and Limb Girdle 2i muscular dystrophies, and McArdle’s disease. The Company is also advancing EDG-7500, a novel sarcomere modulator for hypertrophic cardiomyopathy, into IND-enabling preclinical development. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, Twitter and Facebook.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s drug discovery platform, product candidates and programs, including EDG-5506 and EDG-7500; statements regarding Edgewise’s expectations relating to its preclinical studies and clinical trials, including patient enrollment and timing of reporting data; statements regarding Edgewise’s plans to amend the CANYON study, including expected timing; statements about the expected timing of Edgewise’s initiation of a Phase 1 clinical trial for EDG-7500; statements regarding Edgewise’s pipeline of product candidates and programs; and statements by Edgewise’s president and chief executive officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company including the potential for Edgewise’s product candidates to cause serious adverse events; Edgewise’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates for muscular dystrophy patients or other patient populations; the timing, progress and results of preclinical studies and clinical trials for EDG-5506 and the EDG-7500; Edgewise’s ability to obtain IND clearance for EDG-7500; Edgewise’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; negative impacts of the COVID-19 pandemic on Edgewise’s operations, including preclinical and clinical trials; the timing, scope and likelihood of regulatory filings and approvals; the potential for any clinical trial results to differ from preclinical, interim, preliminary, topline or expected results; Edgewise’s ability to develop a proprietary drug discovery platform to build a pipeline of product candidates; Edgewise’s manufacturing, commercialization and marketing capabilities and strategy; the size of the market opportunity for Edgewise’s product candidates; the loss of key scientific or management personnel; competition in the industry in which Edgewise operates; Edgewise’s reliance on third parties; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Edgewise Therapeutics, Inc.
Condensed Statement of Operations
(in thousands except share and per share amounts, unaudited)

	Three months ended
	December 31, 2022	September 30, 2022
Operating expenses:
Research and development	$16,612	$13,894
General and administrative	5,467	4,368
Total operating expenses	22,079	18,262
Loss from operations	(22,079)	(18,262)
Interest income	2,664	764
Net loss	$(19,415)	$(17,498)
Net loss per share - basic and diluted	$(0.31)	$(0.34)
Weighted-average shares outstanding, basic and diluted	63,231,580	51,844,904

Edgewise Therapeutics, Inc.
Condensed Balance Sheet Data
(in thousands, unaudited)

	December 31,	December 31,
	2022	2021
Assets
Cash, cash equivalents and marketable securities	$351,947	$280,789
Other assets	15,154	4,444
Total assets	$367,101	$285,233
Liabilities and stockholders' equity
Liabilities	20,385	10,850
Stockholders' equity	346,716	274,383
Total liabilities and stockholders' equity	$367,101	$285,233

Contacts

Investors & Media
Michael Carruthers
Chief Financial Officer
ir@edgewisetx.com